                                                                    Exhibit 14



 Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 3 to the Registration Statement (Form N-6 No. 333-141768) and the related Statement of Additional Information appearing therein and pertaining to LLANY Separate Account R for Flexible Premium Variable Life Insurance, and to the use therein of our reports dated (a) March 18, 2008, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) March 7, 2008, with respect to the financial statements of LLANY Separate Account R for Flexible Premium Variable Life Insurance.

                                                         /s/ Ernst & Young LLP

Fort Wayne, Indiana
December 17, 2008